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                                                                    EXHIBIT 10.9


                WFI
        the global leader
          IN TELECOM OUTSOURCING

        9805 Scranton Road; Suite 100
        San Diego, CA 92121
        (619) 824-2929

April 9, 1999


Mr. Scott Fox
530 Pinchon Place
Alpharetta, GA 30022

Dear Scott:

As discussed during your recent interviews with WFI, we are a rapidly growing company seeking above average professionals that wish to contribute their skills and talents in an entrepreneurial environment.

We believe you to be that type of an individual, and are therefore pleased to offer you the position of President, Operations and Maintenance reporting to Massih Tayebi, Chief Executive Officer, in San Diego, California. This letter is our formal offer and requires your written acceptance within ten days of the date of this letter. If you accept this offer, we expect you to begin work at the Company as soon as possible and a mutually agreeable date.

Your monthly salary will be $18,750 ($225,000 annualized) paid semi-monthly, commencing with your employment and subject to such withholdings as required by law. Your position is considered exempt, and therefore not eligible for overtime payments. The following are the agreed upon specifics of this employment offer:

 . Your initial monthly starting salary will be adjusted upward to compensate for appropriate housing costs upon your actual closing date on your new home. The maximum salary increase in conjunction with this new home purchase may increase your monthly salary up to $21,250 per month ($255,000 annualized).

 .  A signing bonus of $225,000 will be provided based on the following:

        1. $112,500 will be paid within 10 business days of your acceptance of this employment offer as witnessed by your signature and agreement by both parties.
        2. Following twenty-four (24) months from date of hire, the remaining $112,500 will be paid, at your sole discretion, as a cash payment, or may be converted to stock at $5.50 per share (20,455 shares).

 . You will be eligible and receive for a minimum annual bonus amount of 35% for the first year (pro-rated for 1999) Company financial performance against goals and objectives and your personal performance as established in advance each year will determine your bonus. It is understood in order for an amount greater than 100% bonus be paid that "stretch objectives" commensurate with extraordinary Company and personal performance must be obtained.

 . You will be afforded the opportunity to enroll for the employee benefits program the first of the month following 30 days of employment. Benefits you elect may require employee contributions that will be withheld from your compensation on a TAX-FREE basis. These benefits are subject to change at anytime.







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 .  Stock Options: You will be issued stock options in the amount of five hundred fifty thousand (550,000) vesting over a four (4) year period beginning on your date of hire and according to the following vesting schedule and strike price:

        1. The first 137,500 options will vest with a strike price of $5.50 per share at the earlier of: a) the end of the twelve (12) months of employment from date of hire, or b) the day of the Company's Initial Public Offering (IPO date), whichever date comes first;

        2. 137,500 options will vest with a strike price of $6.50 per share at the end of twenty-four (24) months of employment from the original date of hire;

        3. 137,500 options vest with a strike price of $8.50 per share at the end of thirty-six (36) months of employment from original date of hire;

        4. 137,500 options vest with a strike price of $9.50 per share at the end of forty-eight (48) months of employment from the original date of hire.


        In addition, at the end of twelve (12) months of employment from the original date of hire, WFI guarantees the first set (25%) of the stock options will be valued and exercisable for a minimum amount of $600,000 in excess of the strike price. Further, if the average price per share exceeds $20 per share for as period of 120 consecutive days, the next year set of options (137,500) will vest immediately. This vesting will also cause any remaining stock option vesting periods and amounts to be accelerated accordingly. All vested options will remain exercisable for a period of ten (10) years from date of hire regardless of your employment status.

 . WFI agrees to reimburse you for all reasonable expenses related to relocating your family to the San Diego area as provided below:

        1. Up to six (6) months of reasonable rental or leased accommodations in the San Diego area.

        2. Up to (6) round trip coach airline tickets for your immediate family from Atlanta to San Diego within six (6) months of hire.

        3. All reasonable expenses incurred as a direct result of purchasing a home in the San Diego area (with the exception of points), as well as reasonable expenses related to selling your home in Atlanta.

        4. Physical relocation of your reasonable household goods and two previously owned vehicles to the San Diego area as provided by one of our selected carriers.

        5. Taxable relocation expenses will be "grossed up" according to standard accounting practices.

        6. WFI will provide a second mortgage loan of up to 20% of the purchase price of the home to be used exclusively for a down payment on the home. The interest rate will be determined at a later date. Should WFI terminate your employment during the first two (2) years of employment, you will have two (2) years from date of termination to repay the loan amount plus accrued and ongoing interest. If WFI terminates your employment after the second year of employment, you will have one (1) year from date of termination to repay the loan plus accrued and ongoing interest. If you terminate your employment on a voluntary basis at anytime, you must repay the loan with accrued and ongoing interest within 60 (sixty) days.

 . Termination of Employment: If WFI elects to terminate this employment agreement:

   Within the first year from date of hire:

        1. The first set of stock options (137,500 shares) will immediately vest and become exercisable on the date of termination.

        2. WFI guarantees these options will be valued at a minimum of $600,000 above the strike price.

        3. The second portion of the signing bonus ($112,500 or 20,455 shares of stock) will become due and payable on the date of termination.
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     Anytime after the first year of employment:

          1. Twenty-five (25%) of all non-vested stock options will immediately vest and become exercisable.
          2. The second portion of the signing bonus ($112,500 or 20,455 shares) will become due and exercisable on the date of termination.

     If you elect to terminate your employment within the first two years from original date of hire:

          1. You agree to reimburse WFI for all relocation payments having been paid.
          2. You will forfeit all rights to the second portion of the signing bonus ($112,500) and be responsible for repaying the original $112,500 immediately.

     Change of Control: In the event of Change of Control of the Company, the following will apply:

          1. If within two (2) years of employment, all unvested stock options will immediately become vested and exercisable; and the second portion of the signing bonus ($112,500) will become due and payable.
          2. If the Change of Control takes place after the initial two (2) years of employment, 50% of all non-vested stock options will become immediately vested and exercisable.

Enclosed is an application for employment and background consent waiver that must be completed entirely and faxed back to me at (619) 824-2928. Your employment or continued employment is contingent upon successfully passing this background investigation. Also enclosed is an employment package that must be completed entirely and returned to Barbara Roberson, Human Resources Manager, at the above address prior to employment.

You will be entitled to 15 days of vacation per year accrued on a per pay period basis and prorated for the calendar year.

You shall not at any time during the term of your employment, or after your employment has been terminated, disclose to third parties, utilize for your own benefit, or otherwise make use of any of the Company's trade secrets or other confidential information concerning the Company, except to the extent necessary to carry out your obligations to the Company.

Any controversy or claim arising out of or relating to your employment relationship with the Company, and any agreements hereafter entered into between you and the Company in connection with your employment relationship, shall be settled by binding arbitration in accordance with the then current Employment Dispute Resolution Rules (the "rules) of the American Arbitration Association, to the extent that such rules do not conflict with any provision of this paragraphy, such Arbitration shall be held in San Diego, California, before a single arbitrator selected in accordance with the Rules. Each party shall bear its own costs and expenses and an equal share of the arbitrator's and administrative fees of any arbitration under this paragraph. Any award, order or judgment pursuant to arbitration under this paragraph shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Both you and the Company agree to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment.

The terms of this letter shall become effective only upon execution of this agreement by both you and the Company. Therefore, if you accept this employment offer, please sign below and immediately Fed-Ex this letter to the undersigned so that the proper Company representative can execute this agreement on behalf of the Company, at which time the terms in this letter will become effective.
As a term of employment, you must also sign and return to us the enclosed Proprietary Information and Innovations Agreement.

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This letter will be binding upon WFI as well as any successor entity or assignee.

Scott, we look forward to you joining the WFI team and the relocation of your family to the San Diego area. If I can be of any assistance to you or your family during this transition, please call upon me at anytime. My direct business phone is (619) 450-7323, my home phone is (619) 578-5275, and my pager is 1-800-913-2544.


Very truly yours,                     Accepted and Agreed:
Wireless Facilities, Inc.


/s/ Masood Tayebi
Masood Tayebi                         /s/ Scott Fox                4/20/99
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President                             Candidate Signature            Date